EXHIBIT 4.1

SECOND AMENDMENT TO THIRD AMENDED AND RESTATED CREDIT AGREEMENT

THIS AMENDMENT TO CREDIT AGREEMENT (this "Amendment") dated August 1, 2025, is entered into by and between BARRETT BUSINESS SERVICES, INC., a Maryland corporation ("Borrower"), and WELLS FARGO BANK, NATIONAL ASSOCIATION ("Bank").

RECITALS

WHEREAS, Borrower is currently indebted to Bank pursuant to the terms and conditions of that certain Third Amended and Restated Credit Agreement between Borrower and Bank dated March 1, 2022, as amended from time to time ("Credit Agreement").

WHEREAS, Bank and Borrower have agreed to certain changes in the terms and conditions set forth in the Credit Agreement and have agreed to amend the Credit Agreement to reflect said changes.

NOW, THEREFORE, for valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree that the Credit Agreement shall be amended as follows:

1.
Section 1.1. (a) is hereby amended by deleting "July 1, 2026" as the last day on which Bank will make advances under the Line of Credit, and by substituting for said date "August 1, 2028." Any promissory note delivered in connection with this Amendment shall replace and be deemed the Line of Credit Note defined in and made pursuant to the Credit Agreement.
2.
Section 1.2. (c) is hereby deleted in its entirety, and the following substituted therefor:

"(c) Unused Commitment Fee. Borrower shall pay to Bank a fee equal to thirty hundredths percent (0.30%) per annum (computed on the basis of a 360-day year, actual days elapsed) on the daily unused amount of the Line of Credit, which fee shall be calculated on a quarterly basis by Bank and shall be due and payable by Borrower in arrears on the first day of each July, December, January and April, commencing on December 1, 2025."

3.
Section 7.2 is hereby amended by deleting "MAC P6101-250, 1300 Southwest 5th Avenue, 25th Floor, Portland, Oregon 97201" as Bank’s address, and by substituting in its place "MAC: E2186-129, 1800 Century Park East, Floor: 12, Los Angeles, California 90067."
4.
The effective date of this Amendment shall be the date that all of the following conditions set forth in this Section have been satisfied, as determined by Bank and evidenced by Bank’s system of record. Notwithstanding the occurrence of the effective date of this Amendment, Bank shall not be obligated to extend credit under this Amendment or any other Loan Document until all conditions to each extension of credit set forth in the Credit Agreement have been fulfilled to Bank's satisfaction.

a.
Approval of Bank Counsel. All legal matters incidental to the effectiveness of this Amendment shall be satisfactory to Bank's counsel.
b.
Documentation. Bank shall have received, in form and substance satisfactory to Bank, each of the following, duly executed by all parties:

i.
This Amendment and each promissory note or other instrument or document required hereby.
ii.
Such other documents as Bank may require under any other Section of this Amendment.

c.
Regulatory and Compliance Requirements. All regulatory and compliance requirements, standards and processes shall be completed to the satisfaction of Bank.

(d). Change fee. Immediately upon signing this Amendment Borrower shall pay to Bank a non-refundable fee of $50,000.00.

5.
Except as specifically provided herein, all terms and conditions of the Credit Agreement remain in full force and effect, without waiver or modification. All terms defined in the Credit Agreement shall have the same meaning when used in this Amendment. This Amendment and the Credit Agreement shall be read together, as one document.

6.
Borrower hereby remakes all representations and warranties contained in the Credit Agreement and reaffirms all covenants set forth therein. Borrower further certifies that as of the date of this Amendment and as of the date of Borrower’s execution of this Amendment there exists no Event of Default as defined in the Credit Agreement, nor any condition, act or event which with the giving of notice or the passage of time or both would constitute any such Event of Default.

IN WITNESS WHEREOF, the parties hereto, intending to be legally bound hereby, have caused this Amendment to be effective as of the effective date set forth above.

BARRETT BUSINESS SERVICES, INC.		WELLS FARGO BANK, NATIONAL ASSOCIATION
By:	/s/ Anthony Harris	By:	/s/ Michael Kim
	ANTHONY HARRIS, EXECUTIVE VICE PRESIDENT, CHIEF FINANCIAL OFFICER AND TREASURER		MICHAEL KIM, MANAGING DIRECTOR